Filed pursuant to Rule 433
Registration No. 333-266487

Exelon Corporation

Pricing Term Sheet

$1,000,000,000 5.150% Notes Due 2028

$850,000,000 5.300% Notes Due 2033

$650,000,000 5.600% Notes Due 2053

Issuer:	Exelon Corporation	Exelon Corporation	Exelon Corporation

Expected Ratings:	Baa2 (Moody’s) / BBB (S&P) / BBB (Fitch)	Baa2 (Moody’s) / BBB (S&P) / BBB (Fitch)	Baa2 (Moody’s) / BBB (S&P) / BBB (Fitch)
Principal Amount:	$1,000,000,000	$850,000,000	$650,000,000
Security Type:	Notes	Notes	Notes
Trade Date:	February 16, 2023	February 16, 2023	February 16, 2023
Settlement Date:	February 21, 2023 (T+2)	February 21, 2023 (T+2)	February 21, 2023 (T+2)
Coupon:	5.150%	5.300%	5.600%
Maturity Date:	March 15, 2028	March 15, 2033	March 15, 2053
Interest Payment Dates:	Semi-annually on March 15 and September 15, commencing September 15, 2023	Semi-annually on March 15 and September 15, commencing September 15, 2023	Semi-annually on March 15 and September 15, commencing September 15, 2023
Benchmark Treasury:	3.500% due January 31, 2028	3.500% due February 15, 2033	4.000% due November 15, 2052
Benchmark Treasury Price and Yield:	97-16 / 4.062%	97 00+ / 3.863%	101-12 / 3.921%
Spread to Benchmark Treasury:	112.5 basis points	145 basis points	170 basis points
Yield to Maturity:	5.187%	5.313%	5.621%
Offering Price:	99.832% of Principal Amount	99.895% of Principal Amount	99.691% of Principal Amount
Optional Redemption:	At any time prior to February 15, 2028 (one month prior to the Maturity Date) (the “Par Call Date”), at a make whole price equal to the greater of (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the bonds matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption, and 100% of the principal amount of the bonds to be redeemed, plus, in each case, accrued and unpaid interest to the redemption date.	Any time prior to December 15, 2032 (three months prior to the Maturity Date) (the “Par Call Date”), at a make whole price equal to the greater of (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the bonds matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points less (b) interest accrued to the date of redemption, and 100% of the principal amount of the bonds to be redeemed, plus, in each case, accrued and unpaid interest to the redemption date.	Any time prior to September 15, 2052 (six months prior to the Maturity Date) (the “Par Call Date”), at a make whole price equal to the greater of (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the bonds matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points less (b) interest accrued to the date of redemption, and 100% of the principal amount of the bonds to be redeemed, plus, in each case, accrued and unpaid interest to the redemption date.

Issuer:	Exelon Corporation	Exelon Corporation	Exelon Corporation

CUSIP/ISIN:	30161NBJ9 / US30161NBJ90	30161NBK6 / US30161NBK63	30161NBL4 / US30161NBL47
Joint Bookrunners:	Barclays Capital Inc. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC	Barclays Capital Inc. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC	Barclays Capital Inc. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC
	J.P. Morgan Securities LLC	J.P. Morgan Securities LLC	J.P. Morgan Securities LLC
	Morgan Stanley & Co. LLC	Morgan Stanley & Co. LLC	Morgan Stanley & Co. LLC
	MUFG Securities Americas Inc.	MUFG Securities Americas Inc.	MUFG Securities Americas Inc.
	PNC Capital Markets LLC	PNC Capital Markets LLC	PNC Capital Markets LLC
	SMBC Nikko Securities America, Inc. Wells Fargo Securities, LLC	SMBC Nikko Securities America, Inc. Wells Fargo Securities, LLC	SMBC Nikko Securities America, Inc. Wells Fargo Securities, LLC
Senior Co-Managers: Co-Managers:

Huntington Securities, Inc.

Loop Capital Markets LLC

Siebert Williams Shank & Co., LLC

Apto Partners, LLC

Blaylock Van, LLC

C.L. King & Associates, Inc.

Multi-Bank Securities, Inc.

Telsey Advisory Group LLC

Huntington Securities, Inc.

Loop Capital Markets LLC

Siebert Williams Shank & Co., LLC

Apto Partners, LLC

Blaylock Van, LLC

C.L. King & Associates, Inc.

Multi-Bank Securities, Inc.

Telsey Advisory Group LLC

Huntington Securities, Inc.

Loop Capital Markets LLC

Siebert Williams Shank & Co., LLC

Apto Partners, LLC

Blaylock Van, LLC

C.L. King & Associates, Inc.

Multi-Bank Securities, Inc.

Telsey Advisory Group LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman Sachs & Co. LLC at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533 and Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.